Exhibit 99.1

Guaranty Bancshares, Inc. Earnings Report
For the Second Quarter 2004

MOUNT PLEASANT, TEXAS – July 28, 2004 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank, a $519.7 million community-oriented bank, today announced results for the second quarter and six months ended June 30, 2004.  Net earnings for the second quarter 2004 increased to $841,000, or $0.29 per share from $785,000, or $0.27 per share for the second quarter of 2003.  Net earnings for the six months ended June 30, 2004 were $1.9 million, or $0.64 per share compared to $1.8 million, or $0.62 per share in the comparable period one year ago.  Ty Abston, President of the Company and Guaranty Bond Bank stated, “We are pleased to report the continued positive financial performance for the second quarter 2004 and the first six months ended June 30, 2004.  The bank has announced the purchase of additional property in Texarkana, Texas located at the corner of Hwy 67 and Kings Hwy and has opened a second full-service location in that growing market.  The new bank opened July 12th and is already generating new customer relationships.  Construction of the permanent facility will begin during the coming quarter.  We believe our focus on quality customer service and the continued enhancement of the bank’s financial products, will allow us to achieve our future growth goals.  Additionally, we will continue to look for further expansion opportunities that provide corporate synergy and add to the long-term shareholder value of the Company.”

Financial Highlights

Net interest income totaled $4.3 million for the second quarter of 2004 compared to $4.2 million the second quarter of last year, an increase of $111,000 or 2.6%.  Net interest income increased $448,000 or 5.3% for the six months ended June 30, 2004 to $8,891,000 from $8,443,000 in the comparable period one year ago.  This increase is due primarily to a reduction in cost of funds from 2.62% for the second quarter in 2003 compared to 2.18% for the second quarter 2004, resulting in a decrease of interest expense of $600,000 or 21.7%.  The net interest margin increased from 3.51% to 3.70% for the three months ended June 30, 2004 and from 3.55% to 3.80% for the six months ended June 30, 2004 compared to the same three and six month periods ended June 30, 2003.

Noninterest income totaled $1.2 million for the second quarter of 2004 compared to $1.3 million in the second quarter of 2003 a decrease of $65,000 or 5.0%.  Noninterest income for the six months ended June 30, 2004 decreased $223,000 or 8.3% to $2.5 million compared to $2.7 million in 2003.  The decline in income is primarily the result of a decrease in gain on sale of securities of $30,000 and $129,000 for the three and six months period respectively, and a decrease in gain on sale of loans of $112,000 and $223,000 for the three and six month period respectively.

Exhibit 99.1

Service charges increased $114,000 or 8.1% for the first six months of 2004 compared to the same six months of 2003.  Noninterest expense for the second quarter 2004 decreased $27,000 or 0.6% to $4.1 million compared to the same three months in 2003.  Noninterest expense for the six months ended June 30, 2004 was $8,204,000 compared to $8,069,000 in the comparable year ago period an increase of $135,000 or 1.7% primarily the result of increases in salary and benefit cost for the six month period.

At June 30, 2004, the Company’s assets totaled $519.7 million compared to $530.4 million at June 30, 2003, a decrease of $10.7 million or 2.0% resulting primarily from the deposit decrease of $16.0 million.  Loans increased $10.8 million or 3.0% from $362.0 million at June 30, 2003, to $372.8 million at June 30, 2004.  Securities decreased during the period from $115.6 million as of June 30, 2003 to $97.5 million at June 30, 2004, a decrease of $18.1 million or 15.7%.  Deposits decreased $16.0 million or 3.7% from $429.3 million to $413.3 million during the same period.  This decrease was primarily the result of a decrease in certificate of deposits of $17.4 million or 7.5%.

Shareholders’ equity totaled $36.5 million or 7.0% of total assets at June 30, 2004 as compared to $35.5 million or 6.70% of total assets at June 30, 2003, an increase of $1.0 million or 2.9%, resulting in book value per share increasing from $12.16 to $12.50.

The Company’s annualized return on average assets and average equity for the second quarter of 2004 was 0.65% and 9.18% respectively compared to 0.59% and 8.84% respectively for the same period in 2003.  For the six months ended June 30, 2004, the Company’s annualized return on average assets and average equity was 0.73% and 10.17% respectively compared to 0.70% and 10.40% respectively in the comparable year ago period.

Cappy Payne, Chief Financial Officer of the Company commented, “Our directors and officers are committed to positioning the Company for the future.”  This past June, the board of directors announced the following Company promotions. Art Scharlach was elevated to Chairman of the Board and CEO from President and CEO.  Ty Abston was promoted to President from Sr. Vice President of the Company.  “This move is part of the on-going plan for succession of the Company and we remain committed to maintaining the corporate philosophy and foundation that our partnership of directors, officers and employees have built over the past thirty years,” stated Payne.

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas.  The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas.  The Company currently serves seven Northeast Texas counties with ten locations and Pecos County in West Texas with one location in Fort Stockton.  The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments.  Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange.

Exhibit 99.1

To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com.  Our investor relations site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Ty Abston, President	903/ 572-9881
or
Clifton A. Payne, Senior Vice President	903/ 572-9881

Exhibit 99.1

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

	(Dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$4,341	$4,230	$8,891	$8,443
Provision for loan losses	230	150	480	525

Net interest income after provision for loan losses	4,111	4,080	8,411	7,918
Noninterest income	1,235	1,300	2,463	2,686
Noninterest expense	4,090	4,117	8,204	8,069

Earnings before taxes	1,256	1,263	2,670	2,535
Provision for income tax expense	415	478	797	715

Net earnings	841	785	1,873	1,820
Preferred stock dividend	$—	$—	—	—

Net earnings available to common shareholders	$841	$785	$1,873	$1,820
Common Share Data:
Net earnings (basic) (1)	$0.29	$0.27	$0.64	$0.62
Net earnings (diluted) (1)	0.28	0.27	0.63	0.62
Book value	12.50	12.16	12.50	12.16
Tangible book value	11.70	11.36	11.70	11.36
Cash dividends	0.2000	0.1700	0.2000	0.1700
Dividend payout ratio	69.49%	63.28%	31.20%	27.29%
Weighted average shares outstanding (in thousands)	2,922	2,920	2,922	2,921
Period end shares outstanding (in thousands)	2,922	2,920	2,922	2,920
Balance Sheet Data:
Total assets	$519,749	$530,394	$519,749	$530,394
Securities	97,542	115,611	97,542	115,611
Loans	372,833	362,008	372,833	362,008
Allowance for loan losses	4,071	3,830	4,071	3,830
Total deposits	413,250	429,274	413,250	429,274
Total common shareholders’ equity	36,531	35,510	36,531	35,510
Average Balance Sheet Data:
Total assets	$518,758	$531,454	$518,039	$526,119
Securities	93,151	114,136	94,804	111,514
Loans	370,410	361,299	367,125	361,402
Allowance for loan losses	4,023	3,798	3,978	3,732
Total deposits	415,010	430,207	414,088	427,121
Total common shareholders’ equity	36,860	35,636	37,045	35,282
Performance Ratios:
Return on average assets	0.65%	0.59%	0.73%	0.70%
Return on average common equity	9.18%	8.84%	10.17%	10.40%
Net interest margin	3.70%	3.53%	3.80%	3.56%
Efficiency ratio (2)	73.35%	74.85%	72.52%	73.64%

Exhibit 99.1

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	1.25%	1.33%	1.25%	1.33%
Net loan charge-offs to average loans	0.05%	0.03%	0.09%	0.11%
Allowance for loan losses to total loans	1.09%	1.06%	1.09%	1.06%
Allowance for loan losses to nonperforming loans (4)	104.90%	116.77%	104.90%	116.77%
Capital Ratios:
Leverage ratio	8.45%	8.01%	8.45%	8.01%
Average shareholders’ equity to average total assets	7.11%	6.71%	7.15%	6.71%
Tier 1 risk-based capital ratio	12.11%	11.63%	12.11%	11.63%
Total risk-based capital ratio	13.24%	12.69%	13.24%	12.69%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.